EXHIBIT 99.1

AutoZone Elects New Board Member

MEMPHIS, Tenn., Oct. 18, 2012 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today announced the election of Enderson Guimaraes to the AutoZone Board of Directors. Mr. Guimaraes is Chief Executive Officer of PepsiCo Europe, a role he assumed in September 2012, and is responsible for PepsiCo's food and beverage businesses in Continental Europe as well as the UK and sub-Sahara Africa. "Enderson's exceptional international operations experience will benefit AutoZone greatly. We are fortunate to have him as a new Board member," said Bill Rhodes, Chairman, President and CEO.

In addition, the Company announced that two of its current board members, William C. Crowley and Robert R. Grusky, are not standing for re-election at the Company's Annual Meeting of Stockholders to be held December 12, 2012. "AutoZone has truly benefited from the talents Bill and Bob have brought to our Board these past several years," said Bill Rhodes.  "Both gentlemen's exceptional efforts as Board members helped to make our Company what it is today. I thank them for their leadership and commitment to our Company, and wish them well in their future endeavors."

The Board of Directors has nominated the remaining eight incumbent directors, including Mr. Guimaraes, for election at the Annual Meeting of Stockholders.

About AutoZone:

As of August 25, 2012, AutoZone sells auto and light truck parts, chemicals and accessories through 4,685 AutoZone stores in 49 U.S. states plus the District of Columbia and Puerto Rico and 321 stores in Mexico.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products.  Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts.  AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories, non-automotive products and subscriptions to the ALLDATAdiy product through www.autozone.com, and our commercial customers can make purchases through www.autozonepro.com. AutoZone does not derive revenue from automotive repair or installation.

CONTACT: Media:
         Ray Pohlman
         866-966-3017
         ray.pohlman@autozone.com
         Financial:
         Brian Campbell
         901 495-7005
         brian.campbell@autozone.com